FOR IMMEDIATE RELEASE

CORE LAB REPORTS FIRST QUARTER 2017 RESULTS:

•	REVENUE OF $158 MILLION, UP MORE THAN 5% SEQUENTIALLY FROM 4Q 2016

•	U.S. PRODUCTION ENHANCEMENT LAND REVENUE UP 32% SEQUENTIALLY; U.S. WELL COMPLETIONS UP 23%

•	GAAP EPS OF $0.40, EX-ITEMS EPS OF $0.42

•	FCF OF $23+ MILLION WAS 132% OF NET INCOME

•	FCF/REVENUE CONVERSION RATE OF 15%

•	COMPANY GUIDES CONTINUED GROWTH FOR 2Q REVENUE, OPERATING EARNINGS AND EPS OF $0.48 TO $0.52

AMSTERDAM (19 April 2017) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported first quarter 2017 revenue of $157,800,000, up more than 5% sequentially from its fourth quarter 2016 revenue, with operating income and net income of $23,200,000 and $17,700,000, respectively and earnings per diluted share (“EPS”) of $0.40, all in accordance with U.S. generally accepted accounting principles ("GAAP").

Core’s continuing efforts to streamline its business have led to a simplification of its reporting segment structure, and the Company will now present its operating results in two reporting segments: Reservoir Description and Production Enhancement. As part of the streamlining of its business, Core incurred a one-time charge, which if excluded along with the impact of foreign exchange (“ex-items”), would yield an EPS of $0.42. Operating income, ex-items, was $24,400,000, yielding operating margins of almost 16%. During the quarter, Core generated $23,300,000 of free cash flow (“FCF”), defined as cash from operations less capital expenditures.

The Company continues to benefit from increasing activity in the U.S. as Core’s land revenue in its Production Enhancement segment increased 32% on a sequential quarterly basis which outpaced the sequential increases in U.S. well completions and rig count, which were up 23% and 25% respectively. This indicates increasing market penetration by Core’s newly introduced HERO®PerFRAC technology and proprietary completions diagnostic services, demonstrating Production Enhancement’s strength as a technological leader in the North American up-cycle.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a relative performance return on invested capital ("ROIC") among the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest of comparably sized companies in its oilfield service Comp Group.

Segment Highlights

Core Laboratories has realigned its operations and will begin reporting results under two segments: Reservoir Description and Production Enhancement. The financial statements that follow show the Company’s results for the first quarters of 2017 and 2016 and fourth quarter of 2016 for comparison of sequential quarterly and year-over-year quarterly results.

Reservoir Description

Reservoir Description operations, which focus primarily on producing fields in international and offshore markets and an increasing number of reservoir fluid phase-behavior and crude oil characterization projects, reported first quarter 2017 revenue of $104,900,000, similar to prior quarter levels. Operating income, on a GAAP basis, was $15,900,000 with 15% margins, while, ex-items, it was $17,322,000, yielding operating margins of 17%.

The Company continues to increase the number of major enhanced oil recovery ("EOR") projects for unconventional reservoirs underway in various stages. Several formations and different basins are under study with multiple clients. Core has determined that the EOR techniques most effective in unconventional reservoirs will differ greatly from EOR methods used in conventional reservoirs worldwide. The injection of miscible gases and the application of gas-adsorption techniques developed in Core’s laboratories at in-situ reservoir pressures and temperatures have proved far superior to the pressurized physical movement of hydrocarbons using flood fronts that are typically employed in conventional fields.

Cycling of in-situ light hydrocarbon gases and the adsorption and capture of longer-chained hydrocarbons in unconventional reservoirs are leading to significant improvements in oil-recovery factors in Company laboratory tests. On average, unconventional reservoirs currently yield a recovery factor of approximately 9%. Light hydrocarbon gas injections, cycling, and adsorption efficiencies have yielded recoveries of up to 15% under laboratory-based, reservoir-condition testing parameters. Increased recovery factors applied to unconventional tight-oil reservoirs significantly raise client ROIC, FCF, and the net present value of their producing assets.

Crude oil characterization, distillation, and fractionation studies increased during the first quarter of 2017, as oil company clients continued to investigate ways to maximize yields through the refining process. And the Company continues to invest in technologies to improve yields and product blends for its clients, most recently through direct client access to real-time data from mobile devices.

During the quarter, the Company received sufficient support and industry commitments to initiate the Deepwater Gulf of Mexico II (“GOM II”) joint industry project (“JIP”). The study will characterize Lower Tertiary reservoirs in the Alaminos Canyon, Keathley Canyon, and Walker Ridge areas of the deepwater GOM, among other areas. In the study, the Company will utilize recently developed expert-guided machine learning technology to describe thousands of feet of core that will form the basis of the project. As has been the case for Core’s JIPs over the past decade, the Company will reduce massive petrophysical, mineralogical, geochemical, and geomechanical data sets (“Big Data”) via data analytics to quantify reservoir quality throughout the study area.

Production Enhancement

Production Enhancement operations, largely focused on unconventional reservoirs, benefited from increased U.S. land activity levels and posted significantly higher first quarter 2017 revenue, operating income, operating margins, and incremental margins compared with the fourth quarter of 2016. Production Enhancement posted first quarter 2017 revenue of $52,900,000, up almost 20% sequentially, operating margins that increased 800 basis points to 14%, more than doubling the prior quarter, which created sequential quarterly incremental margins of more than 50%. With U.S. land-based revenue for this segment up 32% on a sequential quarterly basis, Core’s incremental growth outpaced the corresponding increased number of well completions and rig additions during the quarter. The increase in sequential incremental margins provides evidence of Production Enhancement’s technological advantage and leverage to the North American up-cycle while the Company continues to maintain strict cost control.

Core Lab’s clients are using the Company’s more technologically advanced products and services to further enhance their completion programs. Key examples are HERO®PerFRAC and FLOWPROFILERTM completion diagnostics. The Company’s recently released HERO®PerFRAC perforating system provides consistent hole sizes throughout the perforating cluster, thereby maximizing frac efficiency and increasing Stimulated Reservoir Volume (“SRV”). This system equalizes the perforating friction and allows all perforations to contribute to the fracing operation. Also, tortuosity is reduced, enhancing proppant deployment at lower hydraulic pumping pressures. The HERO®PerFRAC system is specifically designed to provide 100% contribution of perforating clusters, require minimal hydraulic horsepower to efficiently place fracture treatments, maximize SRV, and increase ultimate recovery from the reservoir. The HERO®PerFRAC system is proving to be far superior to conventional perforating systems, decades old sand-jet perforating techniques, and sliding sleeves which have limited applications to some tight-oil reservoirs. Core's HERO®PerFRAC is the Company's best perforating technology introduction for unconventional natural gas and tight oil reservoirs since Core's launch of its industry leading HERO-HR perforating product line.

To further support Core’s clients who are increasingly focused on enhancing their stimulation programs, the Company is expanding its industry-wide consortia to evaluate the use of multiple proppants and proppant sizes to improve the effectiveness of hydraulic fracing programs. Core’s proppant consortia is composed of more than 40 technologically sophisticated clients, including Anadarko, Apache, Aramco, BHP, BP, Conoco Phillips, Devon, EOG, Newfield Energy, Oxy, Pioneer Natural Resources, Shell and YPF, amongst others. Oilfield service companies in the consortia include Baker Hughes, Halliburton and Schlumberger, amongst others. Core will increase its evaluation of 100-mesh sand and will add 200- and 400-mesh sand micro proppants to its dynamic flow models and conductivity testing. Finer mesh sands are thought to prop secondary and tertiary fracture networks, significantly expanding SRV, and therefore increasing hydrocarbon flow rates and estimated ultimate recovery from tight-oil reservoirs. Core's proppant consortia also have been asked to investigate the effectiveness of higher density proppant loading pumped at higher flow rates via larger wellbore tubulars.

Free Cash Flow and Dividends

During the first quarter of 2017, Core’s operations generated $29,700,000 in cash from operating activities and had capital expenditures of $6,400,000, yielding $23,300,000 of FCF, representing 132% of net income and 15% of revenue. Core’s FCF has exceeded net income in 11 of the last 15 years.

On 10 January 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 17 February 2017 to shareholders of record on 20 January 2017. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 18 April 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the second quarter of 2017. The quarterly cash dividend will be payable 23 May 2017 to shareholders of record on 28 April 2017. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC among its Comp Group.

According to the latest financial information from Bloomberg, Core's ROIC is the highest of any comparably sized oilfield service company in its Comp Group. Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Baker Hughes, Oceaneering, National Oilwell Varco, and Oil States International, amongst others. A total of 24 of the 26 companies listed in the Comp Group failed to post ROIC that exceeded their weighted average cost of capital ("WACC"). Core’s ratio of ROIC to WACC is the highest of any comparably sized company in the Comp Group.

Second Quarter 2017 Revenue and EPS Guidance

As has been the case for past recoveries, Core expects its revenue growth to ultimately outperform the increase in industry activity rates by 200 to 400 basis points. Core expects to generate incremental operating income margins of up to approximately 60% early in the activity recovery phase, followed by historical incremental operating income margins of approximately 35% to 45% well into the recovery phase.

Core's North America revenue is correlated with completion and stimulation events and large-scale reservoir rock and reservoir fluid characterization studies, rather than with immediate increases in rig count. Wells need to be drilled and subsequently completed, stimulated, and cored -- or have reservoir fluid samples collected -- before Core can realize a revenue event.

Core is benefiting from increased U.S. onshore activity and expects revenue and operating income to increase further in 2017 as international and offshore markets improve with additional major capital project announcements. Core expects its deepwater revenues, which are currently 15% of the total Company revenue, to bottom in the second half of 2017. Activities relating to new project announcements that should drive Core's revenue higher in consecutive quarters throughout 2017, further expanding incremental operating margins.

As Core projected, the Company’s third quarter 2016 results established the bottom of the expected "V-shaped" recovery that the Company expects to continue in 2017. Core believes that the global crude oil market is currently under-supplied. This is indicated by recent International Energy Agency data showing that worldwide crude oil inventory has declined over six of the last seven months.

From July to December 2016, worldwide crude inventories fell by an average of approximately 770,000 BOPD. In addition, considering the January 2017 OPEC cuts of approximately 1,344,000 BOPD, plus cuts from cooperating non-OPEC producers, including Russia, the world market could be under-supplied by more than 2,000,000 BOPD. The continued under-supply of crude oil should lead to extended worldwide inventory declines and a continuing rally in energy prices throughout 2017.

For the second quarter of 2017, Core projects its business to improve further, primarily from increasing activity levels in the U.S. and stable-to-up international, offshore and deepwater markets, offsetting lower Canadian activities due to spring break-up. International rig counts increased 3% in the first quarter, a second consecutive quarterly increase after eight consecutive quarters of decline and in the U.S. offshore, new well permits in the GOM increased 13% over year-ago March levels.

Core projects second quarter 2017 revenue of approximately $165,000,000 to $170,000,000 and EPS of $0.48 to $0.52. Operating income is expected to range between $27,600,000 and $29,900,000 yielding operating margins of approximately 17%, and, Company-wide sequential quarterly incremental margins to increase sequentially to approximately 45%. Second quarter 2017 FCF, once again, is expected to exceed net income and Core anticipates reactivating its share repurchase program during the quarter. Core expects the effective tax rate for the second quarter to be approximately 15%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's first quarter 2017 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Thursday, 20 April 2017. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2016 Form 10-K filed on 10 February 2017 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - VP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	31 Mar 2017	31 Dec 2016	31 Mar2016	vs Q4-16	vs Q1-16
REVENUE	$157,807	$149,542	$153,647	5.5%	2.7%

OPERATING EXPENSES:
Costs of services and sales	114,572	112,678	112,814	1.7%	1.6%
General and administrative expenses	12,756	8,795	11,050	45.0%	15.4%
Depreciation and amortization	6,427	6,550	6,847	(1.9)%	(6.1)%
Other (income) expense, net	873	(5)	(4)	NM	NM
Total operating expenses	134,628	128,018	130,707	5.2%	3.0%

OPERATING INCOME	23,179	21,524	22,940	7.7%	1.0%
Interest expense	2,618	2,548	3,434	2.7%	(23.8)%
Income before income tax expense	20,561	18,976	19,506	8.4%	5.4%
Income tax expense	2,879	3,607	4,389	(20.2)%	(34.4)%
Net income	17,682	15,369	15,117	15.0%	17.0%
Net income attributable to non-controlling interest	24	(90)	35	NM	NM
Net income attributable to Core Laboratories N.V.	$17,658	$15,459	$15,082	14.2%	17.1%

Diluted Earnings Per Share:	$0.40	$0.35	$0.35	14.3%	14.3%

Weighted Avg Diluted Common Shares Outstanding	44,347	44,326	42,520	—%	4.3%

Effective Tax Rate	14%	19%	23%	(26.3)%	(39.1)%

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$104,895	$105,076	$107,425	(0.2)%	(2.4)%
Production Enhancement	52,912	44,466	46,222	19.0%	14.5%
Total	$157,807	$149,542	$153,647	5.5%	2.7%

Operating income:
Reservoir Description	$15,940	$18,871	$18,598	(15.5)%	(14.3)%
Production Enhancement	7,395	2,583	4,250	186.3%	74.0%
Corporate and other	(156)	70	92	NM	NM
Total	$23,179	$21,524	$22,940	7.7%	1.0%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(Unaudited)

			% Variance
ASSETS:	31 Mar 2017	31 Dec 2016	vs Q4-16

Cash and Cash Equivalents	$14,342	$14,764	(2.9)%
Accounts Receivable, net	121,810	114,329	6.5%
Inventory	37,537	33,720	11.3%
Other Current Assets	27,292	23,648	15.4%
Total Current Assets	200,981	186,461	7.8%

Property, Plant and Equipment, net	127,728	129,882	(1.7)%
Intangibles, Goodwill and Other Long Term Assets, net	251,707	256,709	(1.9)%
Total Assets	$580,416	$573,052	1.3%

LIABILITIES AND EQUITY:

Accounts Payable	$36,477	$33,720	8.2%
Other Current Liabilities	72,320	70,303	2.9%
Total Current Liabilities	108,797	104,023	4.6%

Long-Term Debt & Lease Obligations	218,613	216,488	1.0%
Other Long-Term Liabilities	99,659	97,244	2.5%

Total Equity	153,347	155,297	(1.3)%
Total Liabilities and Equity	$580,416	$573,052	1.3%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended
	31 Mar 2017	31 Dec 2016	31 Mar 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$17,682	$15,369	$15,117
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	5,723	5,317	5,462
Depreciation and amortization	6,427	6,550	6,847
Deferred income taxes	6,603	(10,475)	(923)
Accounts Receivable	(7,525)	(6,026)	23,895
Inventory	(3,898)	3,224	(916)
Other working capital	(661)	6,894	(1,657)
Other operating activities	5,410	2,350	(1,727)
Net cash provided by operating activities	$29,761	$23,203	$46,098

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(6,449)	$(3,616)	$(2,858)
Other investing activities	(177)	(608)	(160)
Net cash used in investing activities	$(6,626)	$(4,224)	$(3,018)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(49,000)	$(26,018)	$(37,838)
Proceeds from debt borrowings	51,000	36,000	13,000
Dividends paid	(24,284)	(24,262)	(23,307)
Repurchase of treasury shares	(1,273)	(5,004)	(696)
Other financing activities	—	(2,150)	(68)
Net cash used in financing activities	$(23,557)	$(21,434)	$(48,909)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(422)	(2,455)	(5,829)
CASH AND CASH EQUIVALENTS, beginning of period	14,764	17,219	22,494
CASH AND CASH EQUIVALENTS, end of period	$14,342	$14,764	$16,665

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables management, our investors and the public to more effectively evaluate the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items. For this reason, we used certain non-GAAP measures that exclude these items; and we feel that this presentation provides the public a better understanding of the underlying operations' current period financial results on a more comparable basis to those reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in Core Lab's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Operating Income
	Three Months Ended
	31 March 2017	31 December 2016	31 Mar 2016
GAAP reported	$23,179	$21,524	$22,940
Foreign exchange losses	97	400	780
Severance, compensation and other charges	1,146	—	—
Excluding specific items	$24,422	$21,924	$23,720

	Net Income attributable to Core Laboratories N.V.
	Three Months Ended
	31 March 2017	31 December 2016	31 Mar 2016
GAAP reported	$17,658	$15,459	$15,082
Foreign exchange losses	83	324	604
Impact of higher tax rate [1]	—	2,519	—
Severance, compensation and other charges	986	—	—
Excluding specific items	$18,727	$18,302	$15,686

(1) Quarter tax rate of 19%; guidance given at 6%

	Earnings Per Diluted Share
	Three Months Ended
	31 March 2017	31 December 2016	31 Mar 2016
GAAP reported	$0.40	$0.35	$0.35
Foreign exchange losses	—	0.01	0.02
Impact of higher tax rate [1]	—	0.05	—
Severance, compensation and other charges	0.02	—	—
Excluding specific items	$0.42	$0.41	$0.37

(1) Quarter tax rate of 19%; guidance given at 6%

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended 31 March 2017
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$15,940	$7,395	$(156)
Foreign exchange losses	237	(189)	49
Severance, compensation and other charges	1,146	$—	—
Operating income excluding specific items	$17,323	$7,206	$(107)

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2017
Net cash provided by operating activities	$29,761
Capital expenditures	(6,449)
Free cash flow	$23,312

###